EXHIBIT 10.7

EMPLOYMENT AGREEMENT

Employment Agreement dated December 5, 2005 (the “Effective Date”) between Canadian Satellite Radio Inc. (the “Corporation”) and Stephen Tapp (the “Executive”).

RECITALS

(a)	The Executive has been employed by the Corporation since September 7, 2004, in the position of President and Chief Operating Officer;

(b)	Canadian Satellite Radio Holdings Inc. (“CSR Holdings”), the parent of the Corporation, is conducting a public offering of subordinate voting shares of CSR Holdings (the “IPO”);

(c)	As a term of the IPO the Corporation and the Executive are required to enter into and be bound by the terms of this Agreement;

(d)	As a whole, this Agreement contains terms and conditions which are more favourable to the Executive than those presently applicable to him.

In consideration of the mutual covenants and agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.

ARTICLE 1- DEFINITIONS

Section 1.1  Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Business” means (i) the business of providing subscription based satellite radio entertainment; and (ii) any other principle line business representing at least 25% of the Corporation’s revenue conducted by the Corporation after the Effective Date up to the termination of the Executive’s employment.

“Cause” means:

(a)	a breach by the Executive of any of the restrictions or covenants contained in Articles 5, 6 and 7;

(b)	any material breach by the Executive of his obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Corporation; or

(c)	any act or omission of the Executive which would in law permit the Corporation, without notice or payment in lieu of notice, to terminate the employment of the Executive.

“Change of Control” means:

(a)
any sale, reorganization, amalgamation, merger or other transaction as a result of which an Entity or group of Entities acting jointly or in concert (whether by means of a shareholder agreement or otherwise) or Entities associated or affiliated with any such Entity or group within the meaning of the Business Corporations Act (Ontario), other than Canadian Satellite Radio Investments Inc., John Bitove, the Executive and his associates, becomes the owner, legal or beneficial, directly or indirectly, of fifty (50%) percent or more of the shares of the Corporation or exercises control or direction over fifty (50%) percent or more of the shares of the Corporation; (other than solely involving the Corporation and one or more of its affiliates) or

(b)
a sale, lease or other disposition of all or substantially all of the property or assets of the Corporation other than to an affiliate which assumes all of the obligations of the Corporation in respect of the Executive including the assumption of this Agreement; or

(c)
a change in the composition of the Corporation’s Board of Directors which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholder’s resolution, such that individuals who are [independent] members of the Board of Directors immediately prior to such meeting or resolution cease to constitute a majority of the [independent members of the] Board of Directors, without the Board of Directors, as constituted immediately prior to such meeting or resolution, having approved of such change.

“Confidential Information” means all information owned, possessed or controlled by the Corporation and/or its affiliates including, without limitation, all information related to developments, inventions, enhancements, financial, scientific, technical, manufacturing, process know-how and marketing information and all names of or lists of customers and suppliers howsoever received by the Executive from, through or relating to the Corporation and/or its affiliates and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Corporation and/or its affiliates; provided, however, that the phrase “Confidential Information” shall not include information which:

(a)	was in the public domain prior to the date of receipt by the Executive;

(b)	becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission of the Executive; or

(c)
the Executive is required by law to disclose, provided that, unless prohibited by law, the Executive first notifies the Reporting Officer (as defined herein) at the first reasonable opportunity that he is required to disclose such Confidential Information.

“Customer” means any Entity who has (i) purchased or licensed from the Corporation (with the Executive’s knowledge) any product produced or service supplied, sold, licensed or distributed by the Corporation or, (ii) supplied to the Corporation (with the Executive’s knowledge) any product to be produced, sold, licensed or distributed by the Corporation; provided that after the termination of the Executive’s employment for any reason, Customers shall only include any Entity who was a Customer during the twelve (12) months preceding the date of the termination of the Executive’s employment.

“Development” means any discovery, invention, design, improvement, concept, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, any drawing, report, memorandum, article, letter, notebook and any other work of authorship and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(a)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

(b)	are conceived or made by the Executive (individually or in collaboration with others) in the course of his employment;

(c)	result from or derive from the use or application of the resources of the Corporation; or

(d)	relate to the business operations of actual or demonstrably anticipated research and development by the Corporation.

"Disability" means the Executive’s inability to substantially fulfil his duties on behalf of the Corporation for a continuous period of six (6) months or more or the Executive’s inability to substantially fulfil his duties on behalf of the Corporation for an aggregate period of six (6) months or more during any consecutive twelve (12) month period, which the parties agree would cause undue hardship to the Corporation which cannot be accommodated; and if there is any disagreement between the Corporation and the Executive as to the Executive’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Corporation and the Executive whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

“Entity” means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Good Reason” means constructive dismissal in accordance with the common law, provided, however that the following shall not constitute Good Reason for the purposes of this Agreement:

(a)
any change or series of changes in the responsibilities, authority, status or reporting relationship of the Executive with the Corporation during the first eighteen (18) months from the Effective Date; or

(b)
a reduction by the Corporation in the Executive’s annual Base Salary which is part of a general reduction in the Base Salary of all or substantially all of the senior executives of the Corporation which:

(i)	occurs during the first eighteen (18) months from the Effective Date;

(ii)	affects the Executive in substantially the same manner as the other senior executives who are also affected by such general reduction; and

(iii)	does not constitute more than fifteen percent (15%) of his Base Salary; or

(c)
any requirement by the Corporation that the Executive’s principal office be relocated to any major urban centre in Canada, provided the Corporation reimburses the Executive for all reasonable relocation expenses.

“Intellectual Property Rights” means all worldwide intellectual and industrial property rights in connection with the Developments including, without limitation:

(i)	patents, inventions, discoveries and improvements;

(ii)	ideas, whether patentable or not;

(iii)	copyrights;

(iv)	trademarks;

(v)	trade secrets;

(vi)	industrial and artistic designs; and

(vii)	proprietary, possessory and ownership rights and interests of all kinds whatsoever;

including, without limitation, the right to apply for registration or protection of any of the foregoing.

“Prospective Customers” means (i) any Entity solicited by the Executive on behalf of the Corporation for any purpose relating to the Business, and (ii) any Entity solicited by the Corporation with the Executive's knowledge for any purpose relating to the Business; provided that after termination of the Executive’s employment for any reason, Prospective Customers shall only include any Entity who was a Prospective Customer during the twelve (12) months preceding the date of the termination of the Executive’s employment.

“Territory” means Canada.

ARTICLE 2 - EMPLOYMENT

Section 2.1  Position

On the terms and subject to the conditions hereinafter contained, the Executive will continue in the employ of the Corporation as its President and Chief Operating Officer.

Section 2.2  Duties of Employment

The Executive shall report to and be subject to the general direction of the Chief Executive Officer of the Corporation (the “Reporting Officer”) and shall have such duties and responsibilities as are delegated to him by the Reporting Officer.

Section 2.3  Full and Faithful Service

The Executive shall well and faithfully serve the Corporation and use his best efforts to promote the interests of the Corporation and during the term of this Agreement, the Executive shall devote his full time and energy to the Corporation and shall not, directly or indirectly, render services to any Entity other than services with regard to charitable or community service organizations, or any other organizations that are approved by the Corporation, provided such activities do not interfere with Executive’s duties hereunder. The Executive further acknowledges that he will comply with (i) the lawful policies and procedures established by the Corporation, from time to time, including any code of ethics or business conduct adopted by the Corporation (including any future revisions of such policies, procedures or other codes of business conduct), and (ii) all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

Section 2.4  Term

This Agreement shall be effective from the Effective Date and shall continue in effect until the date the Agreement is terminated in accordance with Article 4 hereof.

ARTICLE 3 - REMUNERATION AND BENEFITS

Section 3.1  Salary

The Corporation shall pay to the Executive a salary (the “Base Salary”) at the rate of $400,000 per annum, payable to the Executive in accordance with the payroll practices of the Corporation for its senior management as are in effect from time to time. The Executive’s Base Salary may be increased by the Reporting Officer from time to time and once increased shall thereafter be the Base Salary hereunder.

Section 3.2  Bonus

The Executive shall be eligible to participate in the Corporation’s bonus plan for senior management (the “Bonus Plan”) in accordance with the terms and conditions of such plan. Such participation shall be at a level such that the Executive shall have the potential to receive, at target, a bonus of up to 75% of his Base Salary with a maximum bonus of up to 100% of his Base Salary based on achievement of the goals established pursuant to the Bonus Plan.

Section 3.3  Stock Options

The Executive shall, subject to the terms and conditions of the stock option plan of the Corporation adopted in 2005 (as same may be amended from time to time), participate in such plan as determined by the Board of Directors of the Corporation.

Section 3.4  Health and Insurance Benefits

The Executive shall be eligible to participate in such health, medical, dental, disability and life insurance coverage as the Corporation has in effect for its senior management from time to time.

Section 3.5  Expenses

The Corporation will pay or reimburse the Executive for all reasonable travelling and other out-of-pocket expenses incurred by the Executive in connection with his employment hereunder in accordance with the policies of the Corporation in effect from time to time.

Section 3.6  Vacation

During each full calendar year of this Agreement, the Executive will be entitled to four (4) weeks vacation with pay to be taken at a time(s) mutually agreeable to the Executive and the Corporation. The Executive will be allowed to carry forward any unused vacation time into the next year to the extent same is permitted by the policies of the Corporation or by the Reporting Officer.

ARTICLE 4 - TERMINATION

Section 4.1  Termination by the Corporation

This Agreement and the employment contemplated hereunder may (and in the case of Section 4.1(d), shall) be terminated, at any time, in the following manner and in the following circumstances:

(a)
by the Executive, by providing four (4) weeks written notice of resignation to the Corporation (the “Notice of Resignation Period”), in which case, subject to Section 4.1(b), this Agreement and the Executive’s employment shall terminate at the end of the Notice of Resignation Period;

(b)
during the Notice of Resignation Period, the Corporation may waive such Notice of Resignation Period, in whole or in part, in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt by the Executive of a written notice from the Corporation;

(c)
by the Corporation, for Cause, in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt of a written notice by the Executive from the Corporation setting out the cause for termination;

(d)	automatically without further notice, upon the death of the Executive, in which case the Executive’s employment and this Agreement shall terminate on the date of the Executive’s death;

(e)
by the Corporation, in the event of a material violation of this Agreement (other than one constituting Cause) by the Executive where such violation has not been cured within ten (10) working days following receipt of written notice thereof by the Executive from the Corporation. This Agreement and the Executive’s employment shall terminate ten (10) days following receipt by the Executive of written notice from the Corporation of a material violation of this Agreement (other than a material violation that constitutes Cause) if such material violation of this Agreement has not been cured to the satisfaction of the Corporation by the Executive;

(f)
by the Corporation, without Cause and other than for the circumstances in Section 4.1(b), (d), (e) or (h), in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt by the Executive of a written notice of termination from the Corporation;

(g)
by the Executive, within thirty (30) days of the occurrence of any event constituting Good Reason, in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt by the Executive of a written notice of termination by the Executive; or

(h)
by the Corporation, in the event of frustration of this Agreement due to the Executive’s Disability, in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt of a written notice by the Executive from the Corporation.

Section 4.2  Payment Upon Termination

In the event the Executive’s employment is terminated pursuant to Section 4.1, the Executive shall only be entitled to the following compensation and benefits upon termination:

(a)
Should this Agreement be terminated pursuant to Section 4.1(a) or (b), the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the date of termination by the Corporation to the end of the Notice of Resignation Period; (ii) continued health and welfare insurance benefits coverage in which the Executive was participating at the date of termination by the Corporation to the end of the Notice of Resignation Period; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period and any vacation from previous years carried forward in accordance with Section 3.6 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination; (iv) any accrued but unpaid business expenses at the date of termination by the Corporation required to be reimbursed under Section 3.5 of this Agreement; and (v) any entitlements in accordance with the terms of any stock option plans in which he participated at the date of termination.

(b)
Should this Agreement be terminated pursuant to Section 4.1(c) or (e), the Executive shall only be entitled to (i) payment of the Executive's Base Salary earned up to the date of termination; (ii) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.6 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination; and (iii) any accrued but unpaid business expenses at the date of termination required to be reimbursed under Section 3.5 of this Agreement.

(c)	Should this Agreement be terminated pursuant to Section 4.1(d) or Section 4.1(h), the Corporation’s only obligations shall be to:

(i)
pay to the Executive (w) any accrued but unpaid Base Salary for services rendered to the date of termination; (x) a bonus for that portion of the year in which the Executive was actively employed; (y) any accrued but unpaid expenses at the date of termination required to be reimbursed under Section 3.5 of this Agreement; and (z) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.6 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination. The amount of the bonus payable under this Section 4.2(c)(i) shall be calculated as follows: the product of (s) the average bonus paid to the Executive for the three (3) fiscal years prior to the fiscal year in which his employment is terminated divided by twelve (12), and (t) the number of months the Executive was actively employed in the fiscal year in which his employment is terminated. In the event the Executive’s employment is terminated in the first twelve (12) months following the Effective Date, the value of such bonus shall be calculated as follows: the product of (s) the target bonus (75% of Base Salary) that the Executive would have been entitled to receive in the year his employment was terminated divided by twelve, and (t) the number of months the Executive was actively employed in the fiscal year in which his employment is terminated;

(ii)
pay to the Executive an amount equal to six (6) months of his Base Salary as at the date of termination, to be paid either by lump sum within thirty days of the date of termination or by way of salary continuance on the Corporation’s regular pay day, and in accordance with its payroll practices at the date of termination, as is determined by the Corporation;

(iii)
pay to the Executive an amount in lieu of the value of any annual bonus the Executive would have earned had he been employed for the six (6) months immediately following the date of termination. Such amount shall be paid six (6) months following the date of termination and shall be the average bonus (excluding any retention bonus) paid to the Executive for the three (3) fiscal years prior to the fiscal year in which his employment is terminated divided by two (2). In the event the Executive’s employment is terminated in the first twelve (12) months following the Effective Date, the value of such bonus shall be the target bonus (75% of Base Salary) that the Executive would have been entitled to receive in the year his employment was terminated divided by two (2); and

(iv)	continue the Executive’s entitlements in accordance with the terms of any stock option plans in which he participated at the date of termination.

(d)	Should the Agreement be terminated pursuant to Section 4.1(f) or Section 4.1(g), the Corporation’s only obligations shall be to:

(i)
pay to the Executive (w) any accrued but unpaid Base Salary for services rendered to the date of termination; (x) a bonus for that portion of the year in which the Executive was actively employed (excluding the Notice Period); (y) any accrued but unpaid expenses at the date of termination required to be reimbursed under Section 3.5 of this Agreement; and (z) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.6 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination. The amount of the bonus payable under this Section 4.2(d)(i) shall be calculated as follows: the product of (s) the average bonus paid to the Executive for the three (3) fiscal years prior to the fiscal year in which his employment is terminated divided by twelve (12), and (t) the number of months the Executive was actively employed (excluding the Notice Period) in the fiscal year in which his employment is terminated. In the event the Executive’s employment is terminated in the first twelve (12) months following the Effective Date, the amount of the bonus payable hereunder shall be calculated as follows: the product of (s) the target bonus (75% of Base Salary) that the Executive would have been entitled to receive in the year his employment was terminated divided by twelve (12), and (t) the number of months the Executive was actively employed (excluding the Notice Period) in the fiscal year in which his employment is terminated;

(ii)
pay to the Executive an amount equal to twenty-four (24) months (the “Notice Period”) of his Base Salary as at the date of termination. Payment of the Executive’s Base Salary during the Notice Period shall be made either by lump sum within thirty days of the date of termination or by way of salary continuance on the Corporation’s regular pay day, and in accordance with its payroll practices at the date of termination, as is determined by the Corporation;

(iii)
pay to the Executive an amount in lieu of the value of any annual bonus the Executive would have earned had he been employed for the length of the Notice Period. Such amount shall be paid at the end of the Notice Period and shall be calculated as follows: the product of (s) the average bonus (excluding any retention bonus) paid to the Executive for the three (3) fiscal years prior to the fiscal year in which his employment is terminated divided by twelve (12), and (t) the number of months in the Notice Period. In the event the Executive’s employment is terminated in the first twelve (12) months following the Effective Date, such bonus shall be calculated as follows: the product of (s) the target bonus (75% of Base Salary) that the Executive would have been entitled to receive in the year his employment was terminated divided by twelve (12), and (t) the number of months in the Notice Period;

(iv)
continue the Executive’s participation in the health and welfare benefit plans (excluding short-term disability, long term disability benefits and life insurance coverage which shall cease on the date of termination) in which the Executive was participating at the date of termination, until the earlier of (x) the end of the Notice Period; or (y) the date the Executive becomes covered under the benefit plans of another employer. The Corporation’s obligation hereunder is conditional on the Executive continuing to pay his share of the premiums; and

(v)	continue the Executive’s entitlements in accordance with the terms of any stock option plans in which he participated at the date of termination.

Section 4.3  Termination Upon a Change of Control

In lieu of and not in addition to the termination payments and benefits provided for in Section 4.2(d) herein, if within twelve (12) months following a Change of Control, the Executive’s employment with the Corporation is terminated for any reason whatsoever other than as a result of a termination pursuant to Section 4.1(a), (b), (c), (d), (e) or (h), the Corporation’s only obligations shall be to:

(a)
pay to the Executive (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) a bonus for that portion of the year in which the Executive was actively employed (excluding the Notice Period); (iii) any accrued but unpaid expenses at the date of termination required to be reimbursed under Section 3.5 of this Agreement, and (iv) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.6 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination. The amount of the bonus payable under this Section 4.3(a) shall be calculated as follows: the product of (s) the average bonus paid to the Executive for the three (3) fiscal years prior to the fiscal year in which his employment is terminated divided by twelve (12), and (t) the number of months the Executive was actively employed (excluding the Notice Period) in the fiscal year in which his employment is terminated. In the event the Executive’s employment is terminated in the first twelve (12) months following the Effective Date, the amount of the bonus payable hereunder shall be calculated as follows: the product of (s) the target bonus (75% of Base Salary) that the Executive would have been entitled to receive in the year his employment was terminated divided by twelve (12), and (t) the number of months the Executive was actively employed (excluding the Notice Period) in the fiscal year in which his employment is terminated; and

(b)	pay to the Executive, in a lump sum payment those amounts referenced in Section 4.2(d)(ii) and (iii), and continue those benefits and entitlements referenced in Section 4.2(d)(iv) and (v).

Section 4.4  Mitigation

The Executive shall not be required to mitigate the amount of any payments or the entitlement to any benefits provided for under Section 4.2(d) or Section 4.3 by seeking other employment nor shall any payment or benefit provided for in such Section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.

Section 4.5  Effect of Termination

Upon termination of his employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold with any of the Corporation’s affiliates or related entities. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

Section 4.6  Payment Upon Termination

Notwithstanding Section 4.2 and Section 4.3, the Executive shall not receive less than that which he is entitled to upon a termination of employment in accordance with applicable employment standards legislation. The payments referred to in Section 4.2(c)(ii), Section 4.2(d)(ii), and Section 4.3(b) are inclusive of any termination and/or severance payments that may be required under employment standards legislation and have been agreed upon with reference to the Executive’s length of service with the Corporation.

Section 4.7  Release

The Executive agrees that payment by the Corporation of the amounts set out in Section 4.2(c), Section 4.2(d) or Section 4.3 shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Executive has or may have against the Corporation, its affiliates and any of their respective directors, officers, employees, representatives, successors and assigns arising out of his hiring, his employment and the termination of his employment or this Agreement.

Section 4.8  Suspension or Termination of Benefits and Compensation

In the event that the Executive has breached any provisions of ARTICLE 5, ARTICLE 6, ARTICLE 7 or ARTICLE 9, the Corporation shall have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Section 4.2(d) and Section 4.3(b) of this Agreement, which are over and above the Executive’s entitlements upon termination of employment mandated by applicable employment standard legislation. Such suspension or termination of payments and/or benefits shall be in addition to and shall not limit any and all other rights and remedies as set out in Section 10.2 of this Agreement that the Corporation may have against the Executive.

ARTICLE 5 - CONFIDENTIAL INFORMATION

Section 5.1  Confidentiality

(1)
During the term of this Agreement and following the termination thereof, the Executive shall not use, divulge, diffuse, sell, transfer, give, circulate, or otherwise distribute to any Entity whatsoever or whomsoever, or otherwise make public, any Confidential Information.

(2)
Notwithstanding any provision of this Agreement to the contrary, the Executive shall have the right to use Confidential Information in relation to the performance of his duties, in which event, the Executive shall, at all times, take all reasonable measures in order to prevent the disclosure or non-authorized use of such Confidential Information.

(3)
Except when authorized in accordance with the performance of his duties, under no circumstances shall the Executive reproduce any Confidential Information without the prior written consent of the Reporting Officer. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.

(4)	The Executive shall not publish or release or allow the publication or release of any material containing Confidential Information without the prior written consent of the Reporting Officer.

(5)
The Executive shall not install, copy or receive any Confidential Information into his own or any other computer or computer system not owned and controlled by the Corporation, without the express written permission of the Corporation. Where an Executive has received permission from the Board of Directors to so install, copy or receive Confidential Information, the Executive shall be solely responsible to the Corporation for the security of such Confidential Information and shall follow any and all directions given by the Corporation.

Section 5.2  Corporation Property

Confidential Information (including any reproduction thereof) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request or upon the termination of the Executive’s employment, for any reason.

ARTICLE 6 - NON-COMPETITION

Section 6.1  Non-Competition

The Executive shall not, during the term of this Agreement and for a period of twenty-four (24) months following the termination of his employment, for any reason, on his own behalf or on behalf of any Entity, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Entity, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or part of the Territory which is competitive, in any way, with the Business.

Section 6.2  Exception

The Executive shall, however, not be in default under Section 6.1 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Corporation.

ARTICLE 7 - NON-SOLICITATION

Section 7.1  Non-Solicitation of Customers or Employees

The Executive shall not, during the term of this Agreement and for a period of twenty-four (24) months following the termination of his employment, for any reason, on his own behalf or on behalf of or in connection with any other Entity, without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, alone through or in connection with any Entity:

(a)
canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer or customer of the Corporation’s affiliates for any purpose which is competitive with the Business; or

(b)	accept (or procure or assist the acceptance of) any business from any Customer or Prospective Customer or customer of the Corporation’s affiliates which business is competitive with the Business; or

(c)
supply (or procure or assist the supply of) any goods or services to any Customer or Prospective Customer or customer of the Corporation’s affiliates for any purpose which is competitive with the Business; or

(d)
employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Corporation or any of its affiliates, any individual who is employed or engaged by the Corporation or any of its affiliates whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Corporation or any of its affiliates; or

(e)
procure or assist any Entity to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Corporation or any of its affiliates or otherwise entice away from the employment or engagement of the Corporation or any of its affiliates any such individual.

ARTICLE 8 - NON-DISPARAGEMENT

Section 8.1  Non-Disparagement

The Executive covenants and agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its affiliates or its and their management.

ARTICLE 9 - INTELLECTUAL PROPERTY

Section 9.1  Ownership of Intellectual Property

(1)
All rights, titles and interests in or to the Developments shall vest and are owned exclusively by the Corporation immediately on its creation and regardless of the stage of its completion. The Executive irrevocably grants, transfers and assigns to the Corporation all of his right, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and all Intellectual Property Rights thereto, if any, and he agrees that the Corporation may copyright said materials in the Corporation's name and secure renewal, reissues and extensions of such copyrights for such periods of time as the law may permit.

(2)
At all times hereafter, the Executive agrees promptly to disclose to the Corporation all Developments, to execute separate written transfers or assignments to the Corporation at the Corporation's request, and to assist the Corporation in obtaining any Intellectual Property Right in Canada, the United States and in any other countries, on any Developments granted, transferred or assigned to the Corporation that the Corporation, in its sole discretion, seeks to register. The Executive also agrees to sign all documents, and do all things necessary to obtain such Intellectual Property Rights, to further assign them to the Corporation, and to reasonably protect the Corporation against infringement by other parties at the Corporation’s expense with the Corporation’s prior written approval.

(3)
The Executive shall keep complete, accurate, and authentic information and records on all Developments in the manner and form reasonably requested by the Reporting Officer. Such information and records, and all copies thereof, shall be the property of Corporation as to any Developments assigned to the Corporation. The Executive agrees to promptly surrender such information and records at the request of the Reporting Officer. All these materials will be Confidential Information upon their creation.

Section 9.2  Moral Rights

The Executive hereby irrevocably waives, in favour of the Corporation, its successors, assigns and nominees, all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that the Executive may have now or in the future with respect to the Developments.

ARTICLE 10 - RECOGNITION

Section 10.1  Recognition

(1)
The Executive expressly recognizes that Articles 5, 6, 7 and 9 of this Agreement are of the essence of this Agreement, and that the Corporation would not have entered into this Agreement without the inclusion of the said Articles.

(2)
The Executive further recognizes and expressly acknowledges that: (i) the application of the Articles 5, 6, 7, 8 and 9 of this Agreement will not have the effect of prohibiting him from earning a living in a satisfactory manner in the event of the termination his employment and of this Agreement, and (ii) the Corporation would be subject to an irreparable prejudice should one or several of the said Articles be infringed, or should the Executive be in breach of any of his obligations thereunder.

(3)
The Executive further recognizes and expressly acknowledges that the Articles 5, 6, 7, 8 and 9 of this Agreement grant to the Corporation only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Corporation and the Executive equally recognizes, in this respect, that the description of the Business is reasonable.

Section 10.2  Remedies

The Executive hereby recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should any of the provisions of Article 5, 6, 7 or 9 be infringed, or should any of the Executive's obligations thereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

ARTICLE 11- CONFLICTING OBLIGATIONS

Section 11.1  No Conflicting Obligations

The Executive represents and warrants to the Corporation that:

(a)
there exists no agreement or contract and he is not subject to any obligation, which restricts him from (i) being employed by the Corporation; or (ii) from performing the duties assigned to him pursuant to this Agreement; or (iii) from soliciting the clients or customers of a third party; or (iv) from using information within his knowledge or control which may be useful in the performance of his duties for the Corporation;

(b)
in the performance of his duties for the Corporation, he shall not improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any third party; and

(c)	he will not infringe the intellectual property rights of any third party.

Section 11.2  Indemnity

The Executive acknowledges that the Corporation has relied upon the representations outlined in Section 11.1, above. The Executive agrees to indemnify and hold the Corporation, its directors, officers, employees, agents and/or consultants harmless against any and all claims, liabilities, losses, damages, costs, fees and/or expenses including reasonable legal fees incurred by the Corporation, its directors, officers, employees, agents and/or consultants by reason of an alleged violation by the Executive of any of the representations contained in Section 11.1 of this Agreement.

ARTICLE 12 - GENERAL

Section 12.1  Notice Provisions

Except as otherwise expressly provided herein, all notices relating to this Agreement shall be in writing and either delivered by hand, courier service or facsimile transmission and addressed as follows:

The Executive: Stephen Tapp
[Address]

The Corporation: 161 Bay Street
BCE Place, Suite 2300
Toronto, Ontario M5J 2S1

Attention:  Chief Executive Officer

Any address referred to in this Section 12.1 may be changed by notice given in accordance with the provisions of this Section. Any notice which is delivered by hand, courier service or facsimile transmission shall be effective when delivered.

Section 12.2  Entire Agreement

This Agreement contains the entire agreement between the Corporation (or its affiliates) and the Executive and supersedes all previous negotiations, understandings and agreements whether verbal or written, with respect to the terms and conditions of employment between the Corporation and the Executive, including without limitation, the employment agreement between the Executive and Canadian Satellite Radio Inc. dated September 7, 2004.

Section 12.3  Survival

It is expressly agreed by the parties hereto that the provisions of Articles 4, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement and the termination of the Executive’s employment, for any reason.

Section 12.4  Privacy

By accepting employment with the Corporation, the Executive consents to the Corporation collecting, using and disclosing his personal information for purposes relating to the maintenance of the employment relationship. The purposes of the Corporation’s collection, use and disclosure include, but are not limited to:

(a)	ensuring that the Executive is properly remunerated for his services to the Corporation which shall include disclosure to third party payroll providers;

(b)
administering and/or facilitating the provision of any benefits to which the Executive is or may become entitled, including bonuses, benefits, pensions, registered retirement savings plan, short, medium and long-term incentive plans; this shall include the disclosure of the Executive’s personal information to the Corporation’s third party service providers and administrators;

(c)	ensuring that the Corporation is able to comply with any regulatory, reporting and withholding requirements relating to the Executive’s employment;

(d)	performance and promotion;

(e)
monitoring the Executive’s access to and use of the Corporation’s electronic media services in order to ensure that the use of such services is in compliance with the Corporation’s policies and procedures and is not in violation of any applicable laws;

(f)
complying with the Corporation’s obligations to report improper or illegal conduct by any director, officer, employee or agent of the Corporation under any applicable securities, criminal or other law; and

(g)	any other purpose for which the Executive is given notice and which is reasonably related to the maintenance of the Executive’s employment relationship.

If the Executive’s specific consent to the collection, use or disclosure of his personal employee information is required under applicable law, the Executive hereby agrees to provide such consent. If the Executive refuses or withdraws his consent, the Executive acknowledges that his employment with the Corporation may be negatively affected.

Section 12.5  Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

Section 12.6  Successors and Assigns

This Agreement may not be assigned by the Executive. This Agreement and the rights and obligations hereunder may, without the further express consent of the Executive, be assigned by the Corporation to any Entity which succeeds to all or substantially all of the business, assets or property of the Corporation.

Section 12.7  Execution of Further Documents

The Corporation and Executive agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Section 12.8  Amendments and Waivers

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Executive and the Corporation. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly the party to be bound thereby.

Section 12.9  Severability

In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

Section 12.10  Legal Advice

The Executive acknowledges that he has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he fully understands the nature and consequences of this Agreement.

Section 12.11  Currency

All amounts expressed herein are in Canadian dollars unless otherwise noted and all payments hereunder are subject to all applicable and required deductions.

Section 12.12  Preamble/Recital

The Executive and the Corporation acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement shall form part of this Agreement and may be relied upon by either party.

Section 12.13  Counterparts

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the effective date first above written.

CANADIAN SATELLITE RADIO INC.

Per:	/s/ John I. Bitove John I. Bitove

/s/ Stewart Lyons	/s/ Stephen Tapp
Stewart Lyons	Stephen Tapp
(Witness)